SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   December 7, 2006

FONIX CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	0-23862	22-2994719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9350 South 150 East, Suite 700, Sandy, Utah	84070
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (801) 553-6600

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation
Item 3.02	Unregistered Sales of Equity Securities

Issuance of Convertible Debenture

On December 7, 2006, Fonix Corporation (the “Registrant”) entered into a Securities Purchase Agreement, dated as of December 1, 2006 (the “Agreement”), with Southridge Partners, LP (“Southridge”) relating to the purchase and sale of the Registrant’s Series E 9% Secured Subordinated Convertible Debenture (the “Debenture”) in the principal amount of $850,000.

Pursuant to the Agreement, Southridge paid the purchase price by tendering a prior debenture in the aggregate amount (including principal and interest) of $640,713.65, and agreed that an advance to the Registrant in the amount of $75,000 made in November 2006, would also constitute part of the purchase price. Southridge agreed to fund the remaining $134,286.35 upon the effectiveness of a registration statement, to be filed by the Registrant, to register the resales of shares issuable to Southridge upon conversion of the Debenture.

The Debenture is convertible into shares of the Registrant’s Class A common stock. The number of shares issuable is determined by dividing the amount of the Debenture being converted by the conversion price, which is the average of the two lowest per share market values for the twenty trading days immediately preceding the conversion date multiplied by seventy percent. The conversion price is subject to adjustment as set forth in the Debenture. Southridge has agreed not to convert the Debenture to the extent that such conversion would cause Southridge to beneficially own in excess of 4.999% of the then-outstanding shares of Class A common stock of the Registrant except in the case of a merger by the Registrant or other organic change.

The Registrant and Southridge also entered into a Registration Rights Agreement (the “Registration Agreement”) pursuant to which the Registrant agreed to file a registration statement to register the resale by Southridge of shares of the Registrant’s common stock issuable upon conversion of the Debenture. Under the Registration Agreement, the Registrant agreed to file a registration statement to register the resale by Southridge of up to 300,000,000 shares of Fonix Class A common stock.

The Registrant intends to use the cash component of the purchase price for working capital and general corporate purposes.

The Debenture was sold without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1     Securities Purchase Agreement between Fonix Corporation and Southridge Partners, LP, dated as of December 1, 2006.

99.2     Series E 9% Secured Subordinated Convertible Debenture, dated as of December 1, 2006, in the principal amount of $850,000.

99.3     Registration Rights Agreement between Fonix Corporation and Southridge Partners, LP, dated as of December 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FONIX CORPORATION
(Registrant)

Date: December 12, 2006

	By:	/s/ Roger D. Dudley
Roger D. Dudley
Executive Vice President and Chief Financial Officer (Principal Accounting Officer)